UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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SUSSER HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

4525 Ayers Street Corpus Christi, TX 78415

April 17, 2009

To our fellow shareholders:

You are cordially invited to attend the annual meeting of shareholders of Susser Holdings Corporation to be held on Tuesday, May 19, 2009 at 11:00 a.m. Central Time at the Stripes Support Center, 4525 Ayers Street, Corpus Christi, Texas 78415. Directions to our annual meeting have been posted to our website at http://investor.susser.com.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

We hope you plan to attend the annual meeting, but even if you are planning to do so, we strongly encourage you to vote as soon as possible. You may vote your shares in advance of the meeting over the Internet, by telephone, or by completing and returning the enclosed proxy card or broker instruction card. Your vote is very important and voting as early as possible will ensure that your vote is counted at the meeting, even if you are present. Additional information about your voting options can be found in the enclosed proxy statement.

Thank you for your continuing support of Susser Holdings Corporation. We look forward to your participation in the annual meeting.

Sincerely,

Bruce W. Krysiak	Sam L. Susser
Non-executive Chairman of the Board	President, Chief Executive Officer and Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Susser Holdings Corporation

4525 Ayers Street

Corpus Christi, Texas 78415

Date and Time:	11:00 a.m. Central Time, Tuesday, May 19, 2009

Place:	Stripes Support Center, 4525 Ayers Street, Corpus Christi, Texas 78415. Directions to our annual meeting have been posted to our website at http://investor.susser.com.

Items of Business:

(1)    To elect three Class III directors to serve terms expiring at the 2012 annual meeting of shareholders

(2)    To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2010

(3)    To consider such other business as may properly come before the meeting

Adjournments and Postponements:	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a Susser shareholder as of the close of business on April 7, 2009.

Voting:	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and to vote via telephone or Internet, or to submit your proxy or voting instructions, as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers—Voting Information beginning on page 3 of this proxy statement and the instructions on the proxy or voting instruction card.

By order of the Board of Directors,

E.V. BONNER, JR.
Executive Vice President, Secretary and General Counsel

This notice of annual meeting and proxy statement and form of proxy are first being distributed on or about April 17, 2009.

QUESTIONS AND ANSWERS

Proxy Materials

1.    Why am I receiving these materials?

The Board of Directors (the “Board”) of Susser Holdings Corporation (“Susser” or the “Company”) is providing these proxy materials for you in connection with Susser’s annual meeting of shareholders (the “Meeting”), which will take place on Tuesday, May 19, 2009. As a shareholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

2.    What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Meeting, the voting process, Susser's Board and Board committees, the compensation of directors and certain executive officers, and other required information.

3.	How may I obtain Susser’s Form 10-K, Annual Report, Proxy Materials and other financial information?

A copy of our 2008 Annual Report, which includes our 2008 Form 10-K, is enclosed. Current and prospective investors can access the 2008 Annual Report, which includes our 2008 Form 10-K, as well as these proxy materials and other financial information, on our Investor Relations web site at: http://investor.susser.com.

Shareholders may request another free copy of our 2008 Annual Report from:

Susser Holdings Corporation

Attn: Investor Relations

P.O. Box 9036

Corpus Christi, TX 78469-9036

(361) 884-2463

InvestorRelations@susser.com

If you are a stockholder of record, you can choose to receive our annual reports and proxy materials solely by email by following the instructions provided at http://investor.susser.com, or by contacting us at the phone number or physical or email address provided above. If you hold your Susser stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an email message next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

4.    How may I obtain a separate set of proxy materials?

If you share an address with another shareholder, you may receive only one set of proxy materials (including our 2008 Annual Report and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials, please request the additional copies by contacting Investor Relations at the address and/or phone number specified in question 3 above. A separate set of proxy materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please call Computershare Trust Company, N.A. at (800) 962-4284.

5.    How may I request a single set of proxy materials for my household?

If you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the address specified in question 3 above to request delivery of a single copy of these materials.

6.    What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Voting Information

7.    What items of business will be voted on at the annual meeting?

The items of business scheduled to be voted on at the Meeting are:

•	The election of three directors

•	The ratification of the appointment of our independent registered public accounting firm for the 2009 fiscal year

We also will consider any other business that properly comes before the Meeting. See question 17 “What happens if additional matters are presented at the annual meeting?” below.

8.    How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of our independent registered public accounting firm for the 2009 fiscal year.

9.    How many shares must be present or represented to conduct business at the annual meeting?

The quorum requirement for holding the Meeting and transacting business is that holders of a majority of shares of Susser common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes described in question 16 are counted for the purpose of determining the presence of a quorum.

10.    What shares can I vote?

Each share of Susser common stock issued and outstanding as of the close of business on April 7, 2009 (the “Record Date”) is entitled to be voted on a one vote per share basis on all items being voted upon at the Meeting. You may vote all shares owned by you as of this time, including shares held directly in your name as the shareholder of record, and shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank (i.e., in ‘street name’). On the Record Date, Susser had approximately 17,124,452 shares of common stock issued and outstanding.

11.    How do I vote my shares?

•

Voting by Telephone. You can vote by calling the toll-free number printed on the proxy card or, if you are a beneficial owner, in accordance with any telephonic voting instructions provided to you by the record holder, as applicable.

•

Voting by Internet. You can vote electronically in accordance with the instructions on the proxy card or, if you are a beneficial owner, in accordance with any electronic voting instructions provided to you by the record holder, as applicable.

•

Voting by Proxy Card. If you are a record holder and received a proxy card, you can vote by completing and returning your signed proxy card. To vote using your proxy card, please mark, date and sign the card and return it by mail in the accompanying postage-paid envelope. If you vote by telephone or by internet, you should not return a proxy card unless you wish to change your vote.

•

Voting in Person. You can vote in person at the Meeting if you are a record owner of the shares to be voted. You can also vote in person at the annual meeting if you present a properly signed proxy that authorizes you to vote shares on behalf of the record owner.

12.    What is the deadline for voting my shares?

If you hold shares as the shareholder of record, your vote by written proxy must be received before the polls close at the Meeting and any electronic or telephonic vote must be received by 1:00 a.m. Central Time, May 19, 2009. If you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee.

13.    May I change my vote?

You may change your vote at any time prior to the vote at the Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Corporate Secretary prior to your shares being voted, or by attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Meeting and voting in person.

14.    Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Susser or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation.

15.    How are votes counted?

In the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each of the nominees. In tabulating the voting results for the election of directors, only “FOR” votes are counted. For the ratification of the appointment of our independent registered public accounting firm, and any other items of business that may be properly brought before the Meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the proposals).

16.    What is the voting requirement to approve each of the proposals?

In the election of directors, each director will be elected by the vote of a plurality of “FOR” votes cast with respect to that director nominee. For the ratification of the appointment of our independent registered public accounting firm, and any other items of business that may be properly brought before the meeting, the affirmative vote of a majority of those shares present in person or by proxy and entitled to vote is required.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter except in the election of directors, as described above.

17.    What happens if additional matters are presented at the annual meeting?

Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Meeting. If you grant a proxy, the persons named as proxy holders, E.V. Bonner, Jr. and Mary E. Sullivan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

18.    Who will bear the cost of soliciting votes for the annual meeting?

Susser is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

19.    Where can I find the voting results of the Meeting?

We intend to announce preliminary voting results at the Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

Stock Ownership Information

20.    What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most Susser shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

21.    What is a Shareholder of Record?

If your shares are registered directly in your name with Susser’s transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Susser. As the shareholder of record, you have the right to grant your voting proxy directly to Susser or to a third party, or to vote in person at the Meeting. Susser has enclosed a proxy card for you to use.

22.    What is a Beneficial Owner?

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you together with a voting instruction card on behalf of your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee in how to vote your shares.

Because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting.

23.    What if I have questions for Susser’s transfer agent?

Please contact our transfer agent, at the phone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

Computershare Investor Services

350 Indiana Street, Suite 750

Golden, CO 80401

(800) 962-4284

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth, as of March 29, 2009 information regarding the beneficial ownership of the common stock of Susser Holdings Corporation and shows the number of shares and percentage owned by:

•	each person who is known by us to be the owner of 5.0% or more of our common stock;

•	each of our executive officers and directors; and

•	all such executive officers and directors, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the Securities and Exchange Commission. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers with 60 days. Accordingly, the foregoing table does not include options to purchase our shares of common stock by any of such persons which are not exercisable within the next 60 days.

	Shares Beneficially Owned †
Name and Address	Number	%
Wellspring Capital Partners III, L.P. and affiliates (1)(2)	6,604,882	38.3
Sam L. Susser (3)	2,399,372	13.9
FMR LLC (4)	2,208,622	12.8
Lord Abbett & Co. LLC (5)	1,763,576	10.2
E.V. Bonner, Jr. (6)	157,534	*
Steven C. DeSutter	—	*
Rocky B. Dewbre	74,624	*
Mary E. Sullivan	70,030	*
William F. Dawson, Jr. (7)	6,619,882	38.4
Bruce W. Krysiak	29,124	*
Armand S. Shapiro	4,624	*
Sam J. Susser	25,124	*
Jerry E. Thompson	10,000	*
David P. Engel (8)	63,067	*
All executive officers and directors as a group (11 persons) (9)	2,848,499	16.5%

*	Represents less than 1%.
†	Does not include shares of unvested restricted stock that may not be voted or transferred prior to vesting. Includes shares underlying vested options that have not been exercised.
(1)	The address of each such person and/or entity is c/o Wellspring Capital Management LLC, Lever House, 390 Park Avenue, New York, NY 10022.
(2)	The following natural persons have investment or voting power over the shares held by Wellspring Capital Partners III, L.P. and its affiliates: Greg S. Feldman, William F. Dawson, Jr., Carl M. Stanton and David C. Mariano.
(3)	The total number of shares of common stock include shares held in trust in which Mr. Susser acts as Trustee. The address for Mr. Susser is P.O. Box 9036, Corpus Christi, TX 78469.
(4)	The information contained in the table and this footnote with respect to FMR LLC is based solely on a filing on Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The business address of the reporting party is 82 Devonshire Street, Boston, Massachusetts 02109.
(5)	The information contained in the table and this footnote with respect to Lord Abbett & Co. LLC is based solely on a filing on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. The business address of the reporting party is 90 Hudson Street, Jersey City, New Jersey 07302.
(6)	Includes 1,000 shares owned by Mr. Bonner’s minor children.
(7)	Mr. Dawson is a partner of Wellspring Capital Management LLC, an affiliate of Wellspring Capital Partners III, L.P. and Stripes Holdings, L.P. and may be deemed to beneficially own the shares of common stock held of record by such entities. Mr. Dawson disclaims beneficial ownership of such 6,604,882 shares of common stock except to the extent of any pecuniary interest therein.
(8)	Includes 57,467 shares of common stock held by Engel Investments, Ltd. Mr. Engel serves as the President of the general partner of Engel Investments, Ltd.
(9)	Includes shares of common stock held in trust in which Mr. Susser acts as trustee and 1,000 shares owned by Mr. Bonner’s minor children. Does not include 6,604,882 shares of common stock held of record by Wellspring Capital Partners III, L.P. and Stripes Holdings, L.P. of which Mr. Dawson may be deemed to be the beneficial owner by virtue of his relationship with affiliates of those entities. Mr. Dawson disclaims beneficial ownership of such shares of common stock except to the extent of any pecuniary interest therein.

INFORMATION ABOUT OUR BOARD

General

Our amended and restated certificate of incorporation and bylaws provide for an authorized number of directors of between six and nine members (as determined by the Board) and for a classified Board consisting of three classes of directors, each serving staggered three-year terms. The Board currently consists of seven members, four of whom have been determined by the Board to be independent under the rules and regulations of the NASDAQ Global Market. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and one class of directors will be elected by the shareholders each year. We believe that classification of our Board helps to assure the continuity and stability of our business strategies and policies as determined by the Board. Holders of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of shareholders, the holders of a plurality of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Our Board of Directors held seven meetings in the 2008 fiscal year. Directors are expected, but are not required, to attend all Board meetings and meetings of the Board committees on which they serve. In the 2008 fiscal year, each of our Directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board committees on which he served. Directors are also requested, but are not required, to attend each annual meeting of shareholders.

Board Independence

NASDAQ Global Market rules require that our Board be comprised of a majority of independent directors. The Board has determined that, of its current members, each of Messrs. Engel, Krysiak, Shapiro and Thompson qualifies as an “independent director” within the meaning of that term under the rules and regulations of the NASDAQ Global Market. In accordance with NASDAQ Global Market rules, our Board holds executive sessions of the non-management directors regularly.

Director Compensation

Each of our non-employee directors who are not affiliated with Wellspring currently receives an annual retainer ranging between $40,000 to $75,000 and received an award of 5,000 restricted shares of our common stock on February 29, 2008 for their services as directors. Our non-employee directors have also received prior awards of restricted shares of common stock and options to purchase shares of common stock. These director shares and options generally vest over five years, with one-third vesting on the third, fourth and fifth anniversary of the original grant date. Other directors receive no additional compensation for serving as a director. All directors are entitled to reimbursement for their expenses incurred in attending meetings.

Committees of Our Board of Directors

Audit Committee.    Our Board of Directors has formed an audit committee currently chaired by Mr. Shapiro, who has been determined to be an independent board member, and qualifies as an audit committee financial expert as defined under Securities and Exchange Commission rules. Mr. Thompson and Mr. Engel also serve on the audit committee. The audit committee reviews and monitors our internal controls, financial reports and accounting practices, as well as the scope and extent of the audits performed by both the independent and internal auditors, reviews the nature and scope of our internal audit program and the results of internal audits, and meets with the independent auditors. The audit committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://investor.susser.com/governance.cfm. The audit committee held five meetings during the 2008 fiscal year to discuss matters relating to the engagement of the Company’s independent auditors, to review Company financial statements and periodic filings and to address standing agenda items and met an additional six times with members of company management, the Company’s internal audit department and the Company’s independent auditors to discuss status of the Company’s ongoing compliance with the Sarbanes Oxley Act of 2002.

Compensation Committee.    Our Board of Directors has formed a compensation committee currently chaired by Mr. Krysiak. Mr. Shapiro and Mr. Thompson also serve on the compensation committee. The compensation committee oversees our compensation and employee benefit plans and practices and produces a report on executive compensation. The compensation committee operates under a written charter adopted by the Board, a current copy of which is available on our website at http://investor.susser.com/governance.cfm. The compensation committee held four meetings during the 2008 fiscal year.

Nominating and Governance Committee.    Our Board of Directors has formed a nominating and governance committee which is chaired by Mr. Thompson. Mr. Shapiro and Mr. Krysiak also serve on the nominating and governance committee. The primary purpose of the nominating and corporate governance committee is to identify and to recommend to the Board individuals qualified to serve as directors of our company and on committees of the board, advise the board with respect to the Board composition, procedures and committees, develop and recommend to the board a set of corporate governance principles and guidelines applicable to us; and oversee the evaluation of the Board and our management. The nominating and governance committee met once during the 2008 fiscal year.

Other Committees.    Our Board of Directors may on occasion establish other committees as it deems necessary or required.

Procedure for Nominations of Directors

Shareholder Recommendations and Nominations.    Our nominating and corporate governance committee will consider properly submitted shareholder recommendations of candidates for membership on the Board. In evaluating such recommendations, the nominating and corporate governance committee seeks to achieve a balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities within the membership criteria described below and the Board composition requirements of the NASDAQ Global Market rules. Any shareholder recommendations proposed for consideration by the nominating and corporate governance committee should include the candidate’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

Susser Holdings Corporation

P.O. Box 9036

Corpus Christi, TX 78469-9036

Our Bylaws also provide procedures for the nomination of directors directly by our shareholders. Our Bylaws provide that nominations for the election of directors may be made, if certain procedures are followed, by any shareholder who is entitled to vote generally in the election of directors. Any shareholder of record entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting of shareholders only if written notice of such shareholder’s intent to make such nomination or nominations has been delivered to our Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting). Each such notice of a shareholder’s intent to nominate a director must set forth certain information as specified in our Bylaws.

Director Selection Criteria and Procedures.    Although our nominating and corporate governance committee does not believe in setting specific minimum qualifications for candidates for membership on the Board, the nominating and corporate governance committee is committed to the belief that candidates for membership on the Board should have the highest professional and personal ethics and values—consistent with the Company’s longstanding values and standards—and should have broad experience at the policy-making level in business, government, education, the retail industry or public service. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all shareholders of the Company.

The nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director and regularly assesses the appropriate size of the Board and to recommend to the Board any appropriate changes. The Company’s bylaws provide for a minimum of six and a maximum of nine directors. In the event that vacancies are anticipated, or otherwise arise, the nominating and corporate governance committee will consider various potential candidates for director. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, shareholders or other persons. Identified candidates will be evaluated at regular or special meetings of the nominating and corporate governance committee and may be considered at any point during the year. As described above, the nominating and corporate governance committee will consider properly submitted shareholder recommendations for candidates for the Board to be included in the Company’s annual proxy statement. Following verification of the shareholder status of people proposing candidates, recommendations will be considered together by the nominating and corporate governance committee at a regularly scheduled meeting. The nominating and corporate governance committee may also engage the services of a professional search firm to identify and assist in evaluating and conducting due diligence on potential director nominees.

Shareholder Communications

Our shareholders may communicate directly with the members of the Board or the individual chairperson of standing Board committees by writing directly to those individuals at the following address: Susser Holdings Corporation, P.O. Box 9036, Corpus Christi, Texas 78469. Our general policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual unless we believe the communication may pose a security risk.

Code of Ethics

Our Board has approved Susser’s Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer and the principal financial officer. The Code of Business Conduct and Ethics is available on our website at http://investor.susser.com and in print without charge to any shareholder who sends a written request to the Company's Secretary at our principal executive offices. The Company intends to post any amendments to or waivers of this code for its directors and executive officers, including its principal executive officer and principal financial officer, at this location on its website.

Compensation Committee Report

The Compensation Committee of the Susser Holdings Corporation Board of Directors (the “Compensation Committee”) is comprised of three independent directors and operates under a written charter. In carrying out its responsibilities, the Compensation Committee reviewed the section of this report entitled “Compensation Discussion and Analysis” (“CD&A”) with Susser management and provided comments on its content.

Based on the review and discussions described above, the Compensation Committee recommended to the Board that the CD&A be included in the Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders.

Compensation Committee

Bruce Krysiak (Chair)

Armand Shapiro

Jerry Thompson

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee was formerly an officer or employee of the Company or is a “related person” as defined by the regulations to the Securities Exchange Act of 1934. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of the Company or member of our compensation committee.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

Our compensation setting process consists of establishing targeted compensation levels for each member of senior management and then allocating that compensation among base salary and incentive compensation. Our incentive compensation program is designed to reward company-wide performance by tying short-term and long-term awards to (i) the achievement of targeted company financial objectives, (ii) the achievement of specific operational goals within the purview of an individual’s scope of responsibilities, as applicable and (iii) growth in shareholder value. Our executive officers are also eligible to participate in benefit plans generally available to our other employees. We believe our approach to compensation will enable us to achieve several key objectives necessary to promote growth in shareholder value, while practicing good corporate governance, including the following:

•

Aligning the interests of our executives with those of our shareholders by tying incentive compensation to actual measurements of company and segment performance and the performance of our stock price over the long term;

•	Providing compensation to our executives that is competitive for our industry, region and size to enable us to recruit and retain key individuals; and

•	Communicating and reinforcing the importance of achieving growth and productivity targets, which drive performance to our business plan.

Process and Timing of Compensation Decisions.    The compensation committee reviews and approves all compensation targets and payments for senior management, including the named executive officers. The Chief Executive Officer evaluates the performance of other officers and develops individual recommendations for the committee’s assessment. Both the Chief Executive Officer and the compensation committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed and approved by the compensation committee and by the Board, based upon their independent evaluation of the Chief Executive Officer’s performance and contributions.

The compensation committee meets annually in the first quarter of each fiscal year to establish the target bonus levels for that fiscal year, approve salaries to become effective approximately two weeks thereafter and consider bonuses for the prior fiscal year and long-term incentive awards. The compensation committee may, however, review salary and bonus levels at other times in the event of mid-year appointments, changes in responsibility or promotions. The compensation committee may also consider recommendations and grant long-term incentive awards from time to time as deemed appropriate during the year.

Since it was formed prior to the Company’s initial public offering, the compensation committee’s practice has been to hold this meeting during the first week of February. Consequently, any long-term incentive awards approved at this meeting may be made at a grant date preceding the Company’s release of fourth quarter earnings. The Company does not, however, coordinate awards with the release of earnings for the purpose of affecting executive compensation and generally makes any mid-year grants during approved trading windows under the Company’s insider trading policy following the release of earnings information.

The following table summarizes the approximate timing of some of our more significant compensation events:

Event	Timing
• Determine annual incentive bonus for preceding fiscal year	First quarter

• Consider base salary adjustments for executive officers for current fiscal year	First quarter

• Establish financial performance objectives for annual bonuses for following fiscal year	Fourth quarter

• Consider long-term incentive compensation awards	First quarter and from time to time

Components of Executive Compensation.    The following is a summary description of the key components of our executive compensation program:

•

Base salary—Component of pay based on an individual’s competencies, skills, experience, responsibility and performance, as well as internal and external equity considerations. Base salary is designed to provide a fixed level of competitive pay as well as a foundation upon which incentive opportunities and benefit levels are established.

•

Annual bonuses—Performance-based component of pay based on achievement of annual internal financial goals, the achievement of individual-specific operational goals and/or business unit performance. Our annual incentive bonuses are primarily designed to focus our executives on attainment of key annual financial performance measures that we believe drive the long-term financial growth of the Company.

•	Long-term incentives—Performance-based component of pay based on achievement of long-term internal financial goals and stock price performance.

•	Severance benefits—Provides pay and benefits in the event an executive’s job is eliminated or employment is terminated in certain circumstances.

•	Other benefits and perquisites—Provides enhanced benefits for executives, which vary by executive level.

Relative Size of Major Compensation Elements.    In setting executive compensation, the compensation committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The compensation committee seeks to achieve an appropriate continuing balance between immediate cash compensation and long-term incentives designed to retain key personnel and align their interests with those of long-term shareholders. The level of incentive compensation typically corresponds to an executive officer’s responsibilities within the Company, with the level of incentive compensation for more senior executive officers being a greater percentage of total compensation than for less senior executive officers.

Although we typically consider long-term incentive grants when we recruit new management personnel, or upon hiring or promoting senior employees, we have not historically perceived a need to make long-term incentive awards a significant component of annual compensation. However, the compensation committee does, from time to time, consider paying portions of annual compensation in the form of long-term incentive awards.

Because we have generally paid annual compensation primarily in cash—and because our named executive officers are eligible to participate in our 401(k) and non-qualified deferred compensation plans that permit them to defer tax recognition of a portion of that cash compensation—our compensation committee has not historically based compensation decisions upon tax or accounting considerations. Similarly, the compensation committee has not historically considered gains recognized from prior stock option or restricted stock awards because no outstanding stock options or shares of restricted stock had vested until December 2008. However, the compensation committee may take these, or other, issues into consideration when making future compensation decisions.

Determination of Executive Compensation Levels

In making any compensation decision, the compensation committee generally considers external, objective criteria—such as market trends in executive compensation practices—as well as each individual’s attributes, performance objectives, responsibilities and contributions. Compensation for our Chief Executive Officer is reviewed and approved by the compensation committee and, ultimately, by the Board. For officers other than the Chief Executive Officer, individual performance is evaluated and compensation decisions are made with the recommendations of the Chief Executive Officer.

Individual Performance and Contributions.    Individual performance objectives are specific to each officer position and may relate to the following matters, among others:

•	Leadership

•	Customer/Frontline Employee Experience

•	Financial Performance/Acumen

•	Ethics/Integrity

•	Driving Growth

•	Planning, Execution and Problem Solving

•	Strategic Vision/Direction

•	Leadership Development/Succession Planning

•	Internal Controls/Risk Management

•	External Relations

•	Board Relations and Operations

These subjective evaluative criteria are used to supplement objective financial performance metrics for purposes of assisting the compensation committee in considering increases in annual base salary above the level specified in an individual’s employment agreement and/or increases or decreases in an individual’s annual performance bonus above or below the level called for by reference to achievement of specific financial targets.

Comparative Compensation Analysis.    In 2007, the compensation committee began compiling a comparative study of compensation practices at other companies for purposes of guiding 2008 compensation decisions. Due to the Company’s unique retail convenience store, wholesale fuel distribution and restaurant business structure and its relative size, the Company has no pure peer companies against which to benchmark. Accordingly, after considering an initial field of approximately 30 reporting companies, the compensation committee selected a comparison group initially comprised of 14 companies operating in the convenience store, discount store, retail grocery and foodservice industries. In early 2009, the compensation committee considered the overall composition of this peer group based on factors including economic scale (after giving effect to the Company’s 2007 acquisition of TCFS, Inc., the parent of Town & Country Food Stores ( “Town & Country”)), industry, comparability of operations and recent financial performance and determined that it should modify the composition of this group by adding Weis Markets Inc., 99 Cents Only Stores, Inc., Ingles Markets Inc., Sally Beauty Holdings, Inc. and Red Robin Gourmet Burgers, Inc. and removing O’Charley’s Inc., AFC Enterprises Inc., Arden Group Inc., and Duckwall-ALCO Stores Inc. After giving effect to these changes, the comparison group used by the compensation committee in 2009 consisted of the following 15 companies:

Alon USA Energy, Inc.	Weiss Markets Inc.	Spartan Stores Inc.

The Pantry, Inc.	99 Cents Only Stores, Inc.	Carrols Restaurant Group, Inc.

Casey’s General Stores, Inc.	California Pizza Kitchen Inc.	Village Super Market Inc.

Delek US Holdings, Inc.	Fred’s Inc.	Red Robin Gourmet Burgers, Inc.

Texas Roadhouse, Inc.	Ingles Markets Inc.	Sally Beauty Holdings, Inc.

The compensation committee reviewed the mean, median and 25th and 75th percentile compensation levels by executive office, in total and by individual compensation component, across this comparison group, and considered these findings against the backdrop of factors such as differences in size and profitability, relative stock price performance, complexity and relative employee count in assessing 2009 executive compensation levels. The compensation committee also evaluated the Company’s same store and total growth rates as well as other quantitative and qualitative factors in evaluating compensation. Ultimately, the compensation committee determined that adjustments to named executive officer compensation reflected below were both warranted by the quantitative and qualitative performance criteria discussed in greater detail below and in keeping with its assessment of market and industry compensation practices, based on this comparative study.

Adjustments to Base Compensation and Target Bonus Levels.    Each of our named executive officers is currently party to an employment agreement that sets his or her base annual salary and target bonus level, in either case, subject to annual review and discretionary increase by our compensation committee for reasons such as changes in job responsibility or market trends or to reward individual performance. The table below presents the annual base salary levels and target bonus level (expressed as a percentage of base salary) for each of our named executive officers after giving effect to any increases approved by the compensation committee from the base levels specified in the executives’ respective employment agreements:

Executive Officer	Year	Base Salary (1)	Target Bonus Percentage
Sam L. Susser	2009	$500,000	50%
President and Chief Executive Officer	2008	500,000	50%
	2007	500,000	40%

Mary E. Sullivan	2009	$225,191	50%
Executive Vice President, Chief Financial Officer and Treasurer	2008	220,775	40%
	2007	170,775	33%

E.V. Bonner, Jr.	2009	$295,107	50%
Executive Vice President, Secretary and General Counsel	2008	289,321	40%
	2007	279,537	33%

Rocky B. Dewbre	2009	$237,533	50%
Executive Vice President and President/Chief Operating Officer—Wholesale	2008	232,875	40%
	2007	225,000	33%

Steven C. DeSutter (2)	2009	$450,000	50%
Executive Vice President and President and Chief Executive Officer—Retail Operations	2008	450,000	50%

(1)	Annualized base salary level, which, to the extent of any increase or decrease from the preceding year, generally becomes effective approximately two weeks after compensation committee approval.
(2)	Mr. DeSutter joined the Company in June 2008.

In 2008, the Company adjusted the base compensation for Ms. Sullivan from $170,775 to $220,775 for outstanding performance as Chief Financial Officer as it relates to accurate, timely financial reporting, transparency and accessibility to shareholders, bondholders and lenders, recruiting highly qualified staff and retaining and developing critical team members in a competitive regional economy. Ms. Sullivan was also instrumental in the due diligence and financing processes necessary to complete our acquisition of the parent company of Town & Country Food Stores in November of 2007.

Mr. Dewbre’s base salary was adjusted in 2008 from $225,000 to $232,875, reflecting the achievement of targets relating to EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and new store openings in the wholesale division. Mr. Dewbre was the team leader in a successful renegotiation of pricing under a major supply agreement and was a key member of the due diligence and integration teams working to complete the Town & Country acquisition.

Mr. Bonner’s compensation was adjusted from $279,537 in 2006 and 2007 to $289,321 in 2008, reflecting his contribution to our successful initial public offering in 2006, and to the due diligence effort, negotiations, and financing and integration processes relating to the Town & Country acquisition. Also, the compensation committee recognized Mr. Bonner’s success in strengthening the legal and construction groups in 2007 and his continued success in overseeing the execution of our real estate development objectives.

Target bonus levels for 2008 for each of Ms. Sullivan and Mssrs. Dewbre and Bonner were also increased from 33% (the base level specified in their employment agreements) to 40% to reflect market considerations and the challenge associated with meeting internal performance targets.

The compensation committee did not make substantial increases to the base salaries of the company’s named executive officers for the 2009 fiscal year, primarily in recognition of the challenging macro-economic environment. However, in recognition of the Company’s record financial performance during difficult conditions in fiscal 2008, and in view of its assessment of market trends in compensation practices, the compensation committee elected to bring the 2009 target bonus levels for each of the named executive officers to 50% of base salary and granted restricted stock to each of the named executive officers who were employed for the entire 2008 fiscal year.

Mr. Susser’s base salary remains unchanged from 2004 to 2009 in keeping with his recommendation to the compensation committee and to the Board that, in lieu of increases to base salary, the committee and Board consider equity incentives or one-time bonuses to better align his interests with those of other shareholders.

Annual Bonuses.    Annual bonuses are intended to motivate and reward the Company’s named executive officers by tying performance awards to both the achievement of Company and segment-specific financial goals for the performance year and individual performance and achievements. Target bonus levels, based on the target percentages specified in each of the named executive officers’ employment agreements—as they may be increased from time to time in the discretion of the compensation committee, form the benchmark for making annual bonus decisions. These target bonus levels are currently 50% of base salary for our named executive officers, as discussed above. The compensation committee considers company performance for the preceding fiscal year based upon one or more categories of financial or operational metrics to further refine its estimation of target bonus dollars available for the named executive officers. Final bonus awards are determined, however, within the sole discretion of the compensation committee after assessing the subjective performance criteria discussed under the preceding caption, “Individual Performance and Contributions.” The compensation committee chooses to retain such discretionary authority over bonus decisions—without relying solely on a formulaic assessment of pre-determined performance metrics—due to the impact that outside variables, such as fuel margins or weather, have historically had on our results of operations, and its observation that Company or segment-specific performance metrics may not reflect the growth or performance of individuals within the Company. Consequently, while the compensation committee considers the objective performance criteria established as part of the management bonus program discussed below to be important components in making award determinations, bonus decisions are nonetheless entirely discretionary in nature.

At the beginning of the 2008 fiscal year, the compensation committee determined that its objective assessment of Mr. Dewbre’s performance would be based 66.7% on achievement of targeted consolidated EBITDAR with the remaining 33.3% being based on achieving targeted levels of wholesale segment EBITDAR. Mr. DeSutter’s objective performance criteria for fiscal 2008 (prorated for actual period employed) were weighted 66.7% on achievement of targeted consolidated EBITDAR with the remaining 33.3% being based on achieving targeted levels of retail segment EBITDAR. The performance of our other named executive officers was assessed based upon performance of the Company relative to internal target levels of consolidated adjusted EBITDAR. The following table reflects the correlation between (i) achievement of internal target levels of these metrics and (ii) corresponding target bonus dollars available for each of our named executive officers (expressed as a percentage of base salary) for the 2008 fiscal year. For the 2008 fiscal year, the Company achieved EBITDAR slightly in excess of internal targets. The compensation committee considered this financial performance, together with the management team’s successful integration of the Town & Country acquisition and the other achievements discussed above under the caption “Adjustments to Base Compensation and Target Bonus Levels,” in awarding the bonuses reflected in the Summary Compensation Table.

2008 Management Bonus Program

Relationship of Target Bonus Dollars (As Percentage of Annual Salary)

To Achievement of Internal EBITDAR Target

	Annual EBITDAR as a Percentage of Internal Target
	90%	100%	110%	120%
Sam L. Susser	*	50.0%	*	*
Steven C. DeSutter	3.0%	50.0%	85.0%	140.0%
All other Named Executive Officers	3.0%	40.0%	75.0%	150.0%

*	Mr. Susser’s Employment Agreement specifies a bonus of 50% of base salary when the Company achieves its annual internal target, but the compensation committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level.

For fiscal 2009, the compensation committee determined that modifications to the management bonus program were warranted to better align our management compensation practices with market compensation trends and to promote achievement of performance goals. The following table reflects the 2009 management bonus program, after giving effect to these modifications.

2009 Management Bonus Program

Relationship of Target Bonus Dollars (As Percentage of Annual Salary)

To Achievement of Internal EBITDAR Target

	Annual EBITDAR as a Percentage of Internal Target
	90%	100%	110%	120%
Sam L. Susser	*	50.0%	*	*
All other Named Executive Officers	3.0%	50.0%	85.0%	150.0%

*	Mr. Susser’s Employment Agreement specifies a bonus of 50% of base salary when the Company achieves its annual internal target, but the compensation committee has the sole discretion and flexibility to set appropriate bonus payments for performance below or above the internal target level.

For purposes of assisting its annual bonus determinations, the compensation committee selects internal performance targets that it believes are achievable while also aspirational, insofar as they are indicative of strong company-wide or, as the case may be, segment-specific performance. While the Company believes that target levels are reasonably attainable, they are necessarily based on certain assumptions as to variables beyond the Company’s control, including future weather patterns, commodity price levels and the impact of outside competition—all of which have historically had a significant impact on our business. The compensation committee also notes the impact to the Company’s financial performance of any acquired business that was not contemplated at the time the internal targets were finalized. Consequently, while the compensation committee looks generally to these objective performance measures, it does not take a purely formulaic approach to making bonus decisions and retains authority to consider any number of subjective factors in making award determinations.

Long Term Incentive Awards

In connection with our initial public offering, we adopted the Susser Holdings Corporation 2006 Equity Incentive Plan (the “Plan”) which governs the terms of equity awards granted to our management team prior to our initial public offering as well as any future equity awards granted by us. The Plan is intended to provide incentives that will attract, retain and motivate highly competent persons as directors and employees of, and consultants to, the Company and our subsidiaries, by providing them with opportunities to acquire shares of our common stock or to receive monetary payments. Additionally, the Plan provides us a means of directly tying our executives’ financial reward opportunities to our shareholders’ return on investment.

Employees and directors of, and consultants to, us or any of our subsidiaries are eligible to participate in the Plan, which is administered by the compensation committee. The Plan makes available an aggregate of 2,637,277 shares of our common stock, subject to adjustments. The Plan provides for the grant of stock options, including incentive stock options and non-qualified stock options, shares of restricted stock, and other stock-based awards. The committee determines, with regard to each type of award, the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for each award. As of December 28, 2008, 157,244 shares of stock issued under our equity compensation plans were outstanding, 119,130 of which remained subject to vesting and forfeiture provisions, and total shares remaining available for issuance under our equity compensation plans were as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	1,708,842	$17.17	1,521,191
Equity compensation plans not approved by security holders	—	—	—

Total	1,708,842	$17.17	1,521,191

(1)	Includes 773,501 shares remaining available for future issuance under our 2006 Equity Incentive Plan and 747,690 shares remaining available for future issuance under our Employee Stock Purchase Plan.

Long-term incentive grants have been historically made at, or near, the beginning of the employment relationship and generally vest over a five year term. These initial awards are generally made at levels intended to provide a meaningful incentive for continued employment, and for strong financial performance, over the vesting period. We believe the incentivizing characteristics of these awards continue throughout the full vesting period. Additionally, members of our executive management team have historically made significant personal equity investments in the Company. Consequently, our compensation committee has not historically made long-term incentive awards a significant component of annual executive compensation other than where prior awards to existing management personnel are vesting, and incremental awards are desirable to maintain comparable levels of long term performance and retention incentives. However, the compensation committee has made performance-related grants in recent years, granting Sam L. Susser 7,500 shares of restricted stock in lieu of a cash bonus for 2006 performance, 5,000 shares of restricted stock in addition to a cash bonus for 2007 performance and 7,500 shares of restricted stock in addition to a cash bonus for 2008 performance. Each of the other named executive officers employed during the entire 2008 fiscal year received a grant of 4,000 shares of restricted stock for their performance during that period.

Adjustment of Awards.    In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, stock split, or other like change in capital structure (other than normal cash dividends) or similar corporate event or transaction, the compensation committee will determine whether and to what extent it should substitute or adjust, as applicable, the number and kind of shares of stock that may be issued under the Plan or under particular form and conditions of such awards.

In the event we are a party to a merger or consolidation or similar transaction (including a change of control), the compensation committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, that at any time prior to such transaction, all then outstanding awards shall become immediately exercisable or vested and any restrictions on any awards shall immediately lapse. In addition, the compensation committee may provide that all awards held by participants who are at the time of the event in our service or the service of any of our subsidiaries or affiliates shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service or that all awards will be substituted with awards that will substantially preserve the otherwise applicable terms of affected awards previously granted hereunder, in each case, as determined by the compensation committee in its sole discretion.

Amendment and Termination.    The compensation committee has the right to amend, suspend or terminate the Plan at any time, provided that no amendment may adversely affect in any material respect any participant’s rights under any award grant previously made or granted under the Plan without the participant’s consent. Also, no amendment of the Plan may be made without approval of our shareholders if the approval is necessary to comply with any tax or regulatory requirement applicable to the Plan.

Compliance with Code Section 409A.    In the event that the compensation committee determines that the Plan and/or awards are subject to Code Section 409A, the compensation committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any award from the application of Code Section 409A, (ii) preserve the intended tax treatment of any such award, and (iii) comply with the requirements of Code Section 409A, including any regulations or other interpretive guidance that may be issued after the grant of any award. However, neither the Company nor the compensation committee is obligated to ensure that awards comply with Code Section 409A or to take any actions to ensure such compliance.

Termination and Change of Control Benefits

Employment agreements with each of the named executive officers provide for severance payments upon certain events of termination. If we terminate any of our named executive officers “without cause,” or the executive elects to terminate employment “for good reason,” he or she is generally entitled to two times (three times in the case of Mr. Susser) base salary paid out in five installments over two years, plus any earned and accrued but unpaid bonus and any accrued vacation pay, 24 months of continued health insurance coverage for the executive and his or her family, and the reimbursement of any previously-incurred job-related expenses. However, Mr. DeSutter’s employment agreement provides that in the event of a termination by us “without cause” or by Mr. DeSutter for “good reason,” (a) the 10,000 shares of restricted stock granted to Mr. DeSutter upon joining the company will immediately vest and if the aggregate fair market value of the restricted stock on the date of termination is less than Mr. DeSutter’s base salary, the Company will pay Mr. DeSutter a lump sum payment equal to the greater of (i) the difference between the aggregate fair market value on the date of termination of such restricted stock and Mr. DeSutter’s base salary and (ii) $300,000 if such termination occurs during the first 12 months of employment and $150,000 if such termination occurs after the first 12 months of Mr. DeSutter’s employment; (b) Mr. DeSutter and his family will receive 24 months of continued health insurance coverage and (c) we will pay Mr. DeSutter any earned and accrued but unpaid bonus and any accrued vacation pay and reimburse him for any previously-incurred job-related expenses.

For purposes of these employment agreements, “good reason” generally includes, (i) a reduction of the executive’s base salary or target bonus percentage; (ii) the relocation of the executive’s principal office location to a location outside of Corpus Christi or Houston, Texas; (iii) our failure to provide any employee benefits due to be provided to the executive; (iv) a material breach of the executive’s employment agreement by us; or (v) the acquisition by a financial or strategic buyer of 51% of the outstanding equity interests of the company, provided, in the latter case, the executive negotiates to provide continued transition services for a reasonable period. Under these employment agreements, our named executive officers are also entitled to various “gross-up” payments for certain excise taxes they may incur in connection with annual compensation or any severance payments.

We believe the termination and change of control provisions contained in our executive employment agreements play an important role in attracting and recruiting executive talent by partially offsetting the career and relocation risks associated with changing jobs and, frequently, moving from larger cities offering greater opportunities for executive-level employment. Additionally, we believe the employment agreements provide long term protections for the Company through non-competition provisions prohibiting the named executive officers from working (or maintaining anything other than a de minimis ownership interest in a company operating in) the convenience store or wholesale fuel distribution industry—in any county in which the Company operates at the date of termination of employment—as well as non-solicitation agreements prohibiting the named executive officers from hiring Company employees, for a period of two years from the date of termination.

Perquisites and Other Benefits

We provide certain perquisites to our executive officers. Executives are eligible to receive annual health examinations and personal administrative and financial services support from corporate staff. In addition, we provide our President and Chief Executive Officer with a company vehicle and reimburse him for the business use of his private aircraft.

We do not provide executive officers with supplemental executive medical benefits or coverage. In addition, we generally do not pay for or reimburse executives for aircraft time relating to personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executives when executives are traveling on private aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.

We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other non-store employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage.

We have established a 401(k) benefit plan for the benefit of our employees. All full-time employees who are over 21 years of age and have greater than six months tenure are eligible to participate. Under the terms of the 401(k) plan, employees can contribute up to 100% of their wages, subject to IRS limitations, which, for 2008, were generally a maximum contribution amount of $15,500 on maximum compensation of $230,000. We match 20% of the first 6% of salary that the employee contributes as a “guaranteed” match. Additionally, we may make a discretionary match that we determine in the first quarter of each year, based on the prior year’s financial performance against internal targets. For fiscal 2006, 2007 and 2008, we made a discretionary match of 0%, 10% and 10%, respectively, of the first 6% of salary that each employee contributed in addition to the 20% match.

We have also implemented a nonqualified deferred compensation (NQDC) plan for key executives, officers, and certain other employees to allow compensation deferrals in addition to that allowable under the 401(k) plan limitations, in that the contribution limits and compensation limits of the 401(k) plan do not apply to the NQDC plan. Participants in the NQDC plan may defer up to 75% of their salary. We match a portion of the participant’s contribution each year on the first 6% of salary deferred, using the same percentage of guaranteed and discretionary matches that are used for our 401(k) plan. The investment options available in the NQDC plan are identical to those offered in the 401(k) plan. Plan benefits are paid from our assets upon termination or retirement, and the Plan does not otherwise permit early withdrawals, distributions or loans, except for certain hardship withdrawals in the event of unforeseen emergencies.

Stock Ownership Guidelines

Our Board, the compensation committee and our executives recognize that ownership of our common stock is an effective means by which to align the interests of our directors and executives with those of our shareholders. We have long emphasized the importance of stock ownership among our executives and directors. We believe the existing ownership positions of our named executive officers combined with Plan-based equity awards issued in 2006, 2007 and 2008 create a strong incentive to achieve long-term growth in the price of our common stock. We encourage our management team to continue to invest in our stock and intend to continue to use Plan-based equity awards to promote the further alignment of management and shareholder interests.

Prohibition on Insider Trading

We have established policies prohibiting our officers, directors, and employees from purchasing or selling Susser securities while in possession of material, nonpublic information, or outside of certain “window periods” following the release of annual and quarterly financial results, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations.

Summary Compensation Table

The following table provides a summary of total compensation paid for 2006, 2007 and 2008 to our named executive officers. The table shows amounts earned by such persons for services rendered to Susser in all capacities in which they served. The elements of compensation listed in the table are more fully described in the “Compensation Discussion and Analysis” section of this report and in the footnotes that follow this table.

Executive Officer	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($) (5)	Total ($)
Sam L. Susser	2008	500,000	279,200	242,969	895,195	61,604	1,978,968
President and Chief Executive Officer	2007	500,000	200,000	207,845	872,609	49,429	1,829,883
	2006	496,154	—	181,525	145,435	195,952	1,019,066

Mary E. Sullivan	2008	213,083	101,203	43,864	233,448	5,121	596,719
Executive Vice President, Chief Financial Officer and Treasurer	2007	169,886	78,659	43,864	210,862	3,355	506,626
	2006	156,843	16,500	43,864	35,143	11,862	264,212

E.V. Bonner	2008	287,816	132,624	43,864	233,448	6,029	703,781
Executive Vice President, Secretary and General Counsel	2007	279,537	111,256	43,864	210,862	4,638	650,157
	2006	276,197	25,000	43,864	35,143	21,881	402,085

Rocky B. Dewbre	2008	231,663	123,964	43,864	233,448	6,007	638,946
Executive Vice President and President and Chief Operating Officer—Wholesale	2007	219,370	102,079	43,864	210,862	8,396	584,571
	2006	186,025	247,069	43,864	35,143	19,083	531,184

Steven C. DeSutter (6)	2008	321,538	135,305	15,218	175,026	—	647,087
Executive Vice President and President and Chief Executive Officer—Retail Operations

(1)	Includes base salary paid to each named executive officer during the fiscal year.
(2)	Amounts included in bonus column are the amounts earned for each fiscal year, but such amounts were paid in March of the following year. Sam L. Susser was granted 7,500 shares of restricted stock on March 27, 2007, in lieu of a cash bonus for 2006.
(3)	Represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the respective fiscal years in accordance with SFAS No. 123(R), which requires companies to expense the fair value of equity awards over the period in which an employee is required to provide service in exchange for the awards. While these amounts reflect the portion of the grant date fair value of the awards recognized as accounting expense over the requisite service period, they do not correspond to the actual value that may be recognized by the named executive officers upon any disposition of vested stock and do not give effect to any decline in the trading price of our stock since the date of grant. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the restricted shares, refer to Note 18—Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. See the “Grants of Plan Based Awards” and “Outstanding Equity Awards at December 28, 2008” tables in this proxy statement for more information on restricted shares granted.

(4)	Represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the respective fiscal years in accordance with SFAS 123(R), which requires companies to expense the fair value of equity awards over the period in which an employee is required to provide service in exchange for the awards. While these amounts reflect the portion of the grant date fair value of the awards recognized as accounting expense over the requisite service period, they do not correspond to the actual value that may be recognized by the named executive officers upon any disposition of vested stock and do not give effect to any decline in the trading price of our stock since the date of grant. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. With the exception of options granted to Mr. DeSutter in 2008, the exercise price of all options granted to our named executive officers exceeded the trading price of our stock on December 26, 2008, the last trading day of our 2008 fiscal year. For additional information on the valuation assumptions with respect to the stock options, refer to Note 18—Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. See the “Grants of Plan Based Awards” and “Outstanding Equity Awards at December 28, 2008” tables in this proxy statement for more information on stock options granted.
(5)	The details of amounts listed as “All Other Compensation” are presented in the “All Other Compensation” table below.
(6)	Mr. DeSutter began employment with the Company on June 18, 2008. Included in his salary above is a $100,000 signing bonus received during 2008.

All Other Compensation

Executive Officer	Year	Perquisites and Other Personal Benefits ($) (1)	Tax Reimbursements ($) (2)	Company Contributions to 401(k) and Deferred Compensation Plans ($) (3)	Management Fees ($) (4)	Total
Sam L. Susser	2008	51,081	—	10,523	—	61,604
	2007	40,429	—	9,000	—	49,429
	2006	33,605	15,259	9,047	138,041	195,952

Mary E. Sullivan	2008	—	—	5,121	—	5,121
	2007	—	—	3,355	—	3,355
	2006	—	7,818	2,433	1,611	11,862

E.V. Bonner, Jr.	2008	—	—	6,029	—	6,029
	2007	—	—	4,638	—	4,638
	2006	—	10,326	4,654	6,901	21,881

Rocky B. Dewbre	2008	—	—	6,007	—	6,007
	2007	—	—	8,396	—	8,396
	2006	—	11,393	5,389	2,301	19,083

Steven C. DeSutter	2008	—	—	—	—	—

(1)	Perquisites and other personal benefits are included for each named executive officer only to the extent the aggregate value is equal to or greater than $10,000 in any year. For Sam L. Susser, 2008 perquisites consisted primarily of the estimated value of personal bookkeeping and secretarial services provided by Susser personnel ($49,031).
(2)

Tax reimbursements for 2006 are tax gross-up amounts paid to each named executive officer prior to the IPO, during which time we were organized as a partnership and each of our named executive officers was considered a member, rather than an employee, for Federal tax purposes as each had made an investment in Stripes Holdings LLC. We paid to each member an amount equal to the amount of payroll tax that we would have otherwise incurred had that member been considered an employee, and each member was then responsible for paying taxes as if self-employed. Effective with the IPO and corporate formation transactions completed October 24, 2006, each named executive officer became an employee of Susser Holdings Corporation and the tax reimbursements ceased.
(3)	Each of our named executive officers is eligible to participate in a 401(k) plan that is generally available to all employees. Additionally, certain highly compensated employees, including our named executive officers, are eligible to participate in our NQDC plan. The investment options in the NQDC plan mirror those available in our 401(k) plan, and do not contain any above-market or preferential earnings. The Company’s contributions to the 401(k) and NQDC plans accrued for fiscal 2006, 2007 and 2008 included a discretionary match of 0%, 10% and 10%, respectively, on the first 6% of salary deferred in addition to the 20% guaranteed match.
(4)	We entered into a management services agreement, or the “Services Agreement,” with Wellspring Capital Management LLC and Sam L. Susser concurrently with the December 2005 recapitalization. Wellspring Capital Management LLC and Sam L. Susser provided general advice and counsel to us in connection with our long-term strategic plans, financial management, strategic transactions and other business matters. Sam L. Susser assigned his rights to receive a portion of the compensation under the Services Agreement to certain other members of our senior management and Board of Directors. The Services Agreement terminated upon the completion of the IPO.

Grants of Plan Based Awards

For Fiscal Year Ended December 28, 2008

Name		Grant Date	Approval Date	Stock Awards: Number of Shares of Stock (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Sam L. Susser	(2)	2/29/2008	2/7/08	5,000	—	—	121,100
	(3)	2/29/2008	2/7/08	—	10,000	24.22	103,800

Mary Sullivan	(3)	2/29/2008	2/7/08	—	10,000	24.22	103,800

E.V. Bonner	(3)	2/29/2008	2/7/08	—	10,000	24.22	103,800

Rocky Dewbre	(3)	2/29/2008	2/7/08	—	10,000	24.22	103,800

Steve DeSutter	(4)	6/18/2008	6/9/08	10,000	—	—	107,600
	(5)	6/18/2008	6/9/08	—	250,000	10.76	1,237,500

(1)	The reported grant date fair value of stock and option awards was determined in compliance with SFAS No. 123(R), and are more fully described in Note 18-Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.
(2)	The reported grant date fair value of the restricted stock award was determined based on the closing price of our stock on the grant date of $24.22. The restricted shares vest over five years, with one-third of such shares vesting on the third, fourth and fifth anniversaries of the grant.
(3)	The exercise price of stock options awarded was determined based on the closing price of our stock on the grant date of $24.22. The options expire on March 1, 2018, and vest over five years, with one-third of such shares vesting on the third, fourth and fifth anniversaries of the grant. The fair value per share of $10.38 was determined in accordance with SFAS No. 123(R).
(4)	The reported grant date fair value of the restricted stock award was determined based on the closing price of our stock on the grant date of $10.76. The restricted shares vest over five years, with one-third of such shares vesting on the third, fourth and fifth anniversaries of the grant.
(5)	The exercise price of stock options awarded was determined based on the closing price of our stock on the grant date of $10.76. The options expire on June 30, 2018, and vest over five years, with one-third of such shares vesting on the third, fourth and fifth anniversaries of the grant. The fair value per share of $4.95 was determined in accordance with SFAS No. 123(R).

Outstanding Equity Awards at December 28, 2008

	Option Awards (1)					Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested ($) (3)
Named Executive Officer	Exercisable (2)	Unexercisable
Sam L Susser	117,984	235,969	(4)	16.50	12/20/2015	31,242	(4)	413,644
	—	10,000	(5)	24.22	3/1/2018	7,500	(6)	99,300
						5,000	(5)	66,200

Mary E. Sullivan	28,510	57,021	(4)	16.50	12/20/2015	7,550	(4)	99,962
	—	10,000	(5)	24.22	3/1/2018

E.V. Bonner, Jr.	28,510	57,021	(4)	16.50	12/20/2015	7,550	(4)	99,962
	—	10,000	(5)	24.22	3/1/2018

Rocky B. Dewbre	28,510	57,021	(4)	16.50	12/20/2015	7,550	(4)	99,962
	—	10,000	(5)	24.22	3/1/2018

Steven C. DeSutter	—	250,000	(7)	10.76	6/18/2018	10,000	(7)	132,400

(1)	Reflects options and restricted stock granted under the 2006 Equity Incentive Plan. The awards generally vest one-third each on the third, fourth and fifth anniversary of the grant date. The option awards expire 10 years after date of grant. For additional information refer to Note 18-Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.
(2)	Vested on December 21, 2008.
(3)	Based on closing market price of $13.24 on December 26, 2008.
(4)	The unvested portion of this award will vest in equal installments on December 21, 2009 and December 21, 2010.
(5)	This award will vest in equal installments on March 1, 2011, February 29, 2012 and March 1, 2013.
(6)	This award will vest in equal installments on March 27, 2010, March 27, 2011 and March 27, 2012.
(7)	This award will vest in equal installments on June 18, 2011, June 18, 2012 and June 18, 2013.

Option Exercises and Stock Vesting

The following table provides information regarding the vesting of restricted stock held by our named executive officers during 2008. No options have been exercised by any named executive officer.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Sam L. Susser	15,621	222,755
Mary E. Sullivan	3,774	53,817
E.V. Bonner, Jr.	3,774	53,817
Rocky B. Dewbre	3,774	53,817

(1)	Represents vested shares of restricted stock.
(2)	The reported value for this column is determined by multiplying number of vested shares by the closing price on the date of vesting.

Pension Benefits

Other than our 401(k) and non-qualified deferred compensation plans described elsewhere in this document, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

The following table provides information regarding contributions by Susser and each named executive officer under our non-qualified deferred compensation plan during 2008. The table also presents each named executive officer’s earnings and year-end balances in the plan. Our non-qualified deferred compensation plan is described above in “Compensation Discussion and Analysis” under the caption “Perquisites and Other Benefits.”

Name	Executive Compensation in 2008 ($) (1)	Registrant Contributions in 2008 ($) (2)	Aggregate Earnings in 2008 ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Sam L. Susser	115,385	7,477	(333,876)	—	683,448
Mary E. Sullivan	14,587	2,802	(20,608)	—	54,415
E.V. Bonner, Jr.	70,000	3,530	(71,853)	—	138,561
Rocky B. Dewbre	30,037	3,585	(91,594)	—	135,001
Steven C. DeSutter	—	—	—	—	—

(1)	The amounts shown reflect the executive’s contributions to the NQDC plan during the fiscal year, and are included in the salary and incentive compensation numbers shown in the Summary Compensation Table.
(2)	The amounts included in this column reflect the Company’s matching contributions to the NQDC plan, and are included within the amounts reported “All Other Compensation” for 2008 in the Summary Compensation Table.
(3)	Reflects net earnings/(losses) in each participant’s plan account. These amounts do not constitute above market interest or preferential earnings, and therefore are not included in the summary compensation table above.
(4)	The following table provides information regarding amounts reported in the aggregate balance at last fiscal year end that were previously reported as compensation to the named executive officers in the Summary Compensation Table related to 2003 through 2007.

Name	Previously Reported Compensation ($)
Sam L. Susser	696,451
Mary E. Sullivan	49,334
E.V. Bonner, Jr.	110,438
Rocky B. Dewbre	152,927

Potential Payments Upon Termination or Change of Control

In addition to the termination and change of control provisions in our employment agreements with our named executive officers, each of our named executive officers currently holds stock options and/or shares of restricted stock, the majority of which have not vested. These shares and options are ordinarily subject to a five-year vesting period, with one third of the shares and options vesting ratably over each of the final three years in the vesting period. However, all of the shares and options will vest immediately upon a change of control in the Company, irrespective of whether the employment of any named executive officer is terminated, or upon the termination of the executive due to death or disability.

The following table shows the amount of incremental value that would have been received by each of the named executive officers upon certain events of termination or a change of control in the Company on December 28, 2008.

Name	Benefit	Termination Due to Death or Disability ($) (1)	Termination by Executive for “Good Reason” except Change of Control, or by Company Other than for “Cause” ($) (2)	Change of Control Followed by Termination for “Good Reason” ($) (3)	Change of Control with Continued Employment ($) (4)
Sam L Susser	Salary	—	1,500,000	1,500,000	—
	Health/Medical	12,682	36,893	36,893	—
	Option Vesting (5)	—	—	—	—
	Stock Vesting	579,144	—	579,144	579,144
	Tax Gross-Up	—	—	532,221	—

Mary E. Sullivan	Salary	—	441,550	441,550	—
	Health/Medical	—	9,607	9,607	—
	Option Vesting (5)	—	—	—	—
	Stock Vesting	99,962	—	99,962	99,962
	Tax Gross-Up	—	—	—	—

E.V. Bonner, Jr.	Salary	—	578,642	578,642	—
	Health/Medical	10,568	30,743	30,743	—
	Option Vesting (5)	—	—	—	—
	Stock Vesting	99,962	—	99,962	99,962
	Tax Gross-Up	—	—	—	—

Rocky B. Dewbre	Salary	—	465,750	465,750	—
	Health/Medical	10,568	30,743	30,743	—
	Option Vesting (5)	—	—	—	—
	Stock Vesting	99,962	—	99,962	99,962
	Tax Gross-Up	—	—	—	—

Steven C. DeSutter	Salary	—	317,600	317,600	—
	Health/Medical	6,917	25,363	25,363	—
	Option Vesting	620,000	—	620,000	620,000
	Stock Vesting	132,400	132,400	132,400	132,400
	Tax Gross-Up	—	—	—	—

(1)	Health care benefits do not continue upon an executive’s disability; upon death, spouse and dependents of executives are entitled to continuation of health coverage for one year; amounts reflected represent portion of annualized 2008 premiums attributable to spouse/dependent coverage. Any unvested options or restricted stock fully vests upon death or disability. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $13.24 (the closing price of our common stock on December 26, 2008) and the options’ exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $13.24.
(2)

Three times base salary for Mr. Susser and two times base salary for Ms. Sullivan and Messrs. Bonner and Dewbre. Mr. DeSutter’s 10,000 shares of restricted stock vest, and if the aggregate fair market value of the restricted stock is less than Mr. DeSutter’s base salary, then Mr. DeSutter receives the greater of (i) the difference between the aggregate fair market value of restricted stock and his base salary and (ii) $300,000 if such termination occurs during the first 12 months of employment and $150,000 if such termination occurs after the first 12 months of employment. Amount of health care benefits represents 18 months of COBRA premiums, plus a cash payment representing 6 months of COBRA premiums, if the executive has not obtained coverage after such 18 month period. If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive is entitled to receive an additional payment (tax gross-up) to adjust for the incremental tax cost of the payment or benefit. An excise tax is not payable if the present value of the payments and benefits to be received is less than three times the average compensation for the prior five years.

(3)	In the case an executive terminates employment for “good reason” related to a change of control event, in addition to any payments that would be due for salary and health care benefits, any unvested options or restricted stock would also fully vest. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $13.24 (the closing price of our common stock on December 26, 2008) and the options’ exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $13.24. The present value of the benefit attributed to early vesting of options and restricted stock is included in the payments or benefits subject to potential excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.
(4)	Any unvested options or restricted stock fully vests upon a change of control event. The amounts stated for option vesting represent the assumed cash value of the accelerated options derived by multiplying the difference between $13.24 (the closing price of our common stock on December 26, 2008) and the options’ exercise prices, times the number of options. The amounts stated for stock vesting represent the product of the number of shares whose restrictions lapsed and $13.24.
(5)	Value attributed to accelerated vesting of stock options is zero, as all outstanding options held by the named executive officer have exercise prices in excess of the closing market price of our stock as of December 28, 2008.

In the event an executive resigns for reasons other than death, disability or “good reason,” our employment agreements do not provide for any special payments or benefits.

Compensation of Directors

The following table provides a summary of compensation paid to members of our Board of Directors during 2008:

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	All Other Compensation ($)	Total ($)
William F. Dawson, Jr. (1)	—	—	—	—	—
David P. Engel	40,000	26,350	38,447	—	104,797
Bruce W. Krysiak	75,000	39,908	65,186	—	180,094
Armand S. Shapiro	50,000	33,609	34,904	—	118,513
Sam J. Susser	60,000	39,908	65,186	—	165,094
Sam L. Susser (1)	—	—	—	—	—
Jerry E. Thompson	40,000	26,350	29,611	—	95,961

(1)	Messrs. Dawson and Sam L. Susser receive no compensation for their service as directors. Compensation expense related to Mr. Sam L. Susser’s restricted stock and stock option awards is included in the executive officer compensation table.
(2)	Each of our non-employee directors who are not affiliated with Wellspring currently receives an annual retainer ranging between $40,000 to $75,000.
(3)

Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 28, 2008 in accordance with SFAS 123(R), which requires companies to expense the fair value of equity awards over the period in which the recipient is required to provide service in exchange for the awards. The reported amounts represent the amount of compensation expense recognized by us in 2008 pertaining the unvested restricted stock that is held by our directors. Additional information regarding the restricted stock is presented in the table of outstanding equity awards as of December 28, 2008 below.

(4)	Represents the dollar amount of compensation expense recognized for financial statement reporting purposes for the respective fiscal years in accordance with SFAS 123(R), which requires companies to expense the fair value of equity awards over the period in which the recipient is required to provide service in exchange for the awards. While these amounts reflect the portion of the grant date fair value of the awards recognized as accounting expense over the requisite service period, they do not correspond to the actual value that may be recognized by the recipient upon any disposition of vested stock and do not give effect to any decline in the trading price of our stock since the date of grant. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The exercise price of all options granted to our directors exceeded the trading price of our stock on December 26, 2008, the last trading day of our 2008 fiscal year. For additional information on the valuation assumptions with respect to the stock options, refer to Note 18—Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. See the “Grants of Plan Based Awards” and “Outstanding Equity Awards at December 28, 2008” tables in this proxy statement for more information on stock options granted.

The following table presents additional information regarding restricted stock granted to our non-employee directors during 2008:

Name	Grant Date	Approval Date	Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
David P. Engel	2/29/2008	2/7/2008	5,000	121,100
Bruce W. Krysiak	2/29/2008	2/7/2008	5,000	121,100
Armand S. Shapiro	2/29/2008	2/7/2008	5,000	121,100
Sam J. Susser	2/29/2008	2/7/2008	5,000	121,100
Jerry E. Thompson	2/29/2008	2/7/2008	5,000	121,100

(1)	The reported grant date fair value of stock and option awards was determined in compliance with SFAS No. 123(R), and is more fully described in Note 18-Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009. The reported grant date fair value of the restricted stock award was determined based on the closing price of our stock on the grant date of $24.22. The restricted shares vest over five years, with one-third of such shares vesting on the third, fourth and fifth anniversaries of the grant.

The following table presents the outstanding equity awards held by our non-employee directors as of December 28, 2008:

	Option Awards (1)					Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that Have Not Vested (#)		Market Value of Shares that Have Not Vested ($) (3)
Name	Exercisable (2)	Unexercisable
William F. Dawson, Jr.	—	—		—	—	—		—

David P. Engel	—	14,158	(5)	23.58	11/29/2017	5,000	(7)	66,200

Bruce W. Krysiak	8,813	17,628	(4)	16.50	12/20/2015	2,334	(4)	30,902
						5,000	(7)	66,200

Armand S. Shapiro	4,719	9,439	(4)	16.50	12/20/2015	1,250	(4)	16,550
						5,000	(7)	66,200

Sam J. Susser	8,813	17,628	(4)	16.50	12/20/2015	2,334	(4)	30,902
						5,000	(7)	66,200

Jerry E. Thompson	—	14,158	(6)	16.50	10/17/2016	5,000	(7)	66,200

(1)	Reflects options and restricted stock granted under the 2006 Equity Incentive Plan. The awards generally vest one-third each on the third, fourth and fifth anniversary of the grant date. The option awards expire 10 years after date of grant. For additional information refer to Note 18-Share Based Compensation of our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.
(2)	Vested on December 21, 2008.
(3)	Based on closing market price of $13.24 on December 26, 2008.
(4)	This award will vest in equal installments on December 21, 2009 and December 21, 2010.
(5)	This award will vest in equal installments on November 30, 2010, November 30, 2011 and November 30, 2012.
(6)	This award will vest in equal installments on October 18, 2009, October 18, 2010 and October 18, 2011.
(7)	This award will vest in equal installments on March 1, 2011, February 29, 2012 and March 1, 2013.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Pursuant to our Bylaws, our Board has fixed the size of our board of directors at seven members: two Class I directors with terms expiring at the 2010 annual meeting of shareholders, two Class II directors with terms expiring at the 2011 annual meeting of shareholders and three Class III directors with terms expiring at the 2009 annual meeting of shareholders. At this year’s annual meeting, Susser shareholders will vote for the three nominees for Class III directors listed below, each of whom has been approved by the nominating and corporate governance committee for nomination for reelection at the annual meeting, to serve until the 2012 annual meeting of shareholders or until the election and qualification of their successors. The election of each director requires the plurality vote of the shares of our Common Stock present, in person, or by proxy, at the Annual Meeting.

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
BRUCE W. KRYSIAK Age 58; Director and non-executive Chairman, Compensation Committee (Chair), Nominating and Corporate Governance Committee	Mr. Krysiak has served as our director and Non-Executive Chairman since 2000. Mr. Krysiak has been Chairman of EDABB, Inc., a personal investment company, since 1999. Prior to 1999, Mr. Krysiak served as the President and Chief Operating Officer of Toys”R”Us, Inc. from 1998 to 1999, of Dollar General Corporation from 1996 to 1997 and of Circle K Corporation from 1995 to 1996. Currently, Mr. Krysiak serves as the non-executive chairman of the board of directors of LA Dove, Inc., a hair care products manufacturer, and Quantum Health, an offeror of coordinated health care plans for self-insured employers. In addition, Mr. Krysiak serves as a member of the board of directors of several privately held entities. Mr. Krysiak also served on our Board of Directors in 1995 and 1996.

SAM J. SUSSER Age 69; Director	Mr. Sam J. Susser has served as a member of our Board of Directors since 1988 and was our chairman from 1988-1992. Mr. Susser was also the Chairman and Chief Executive Officer of Plexus Financial Services, a holding company based in Dallas, Texas, from 1987 through 1991. Mr. Susser’s experience includes various positions with The Southland Corporation (7-Eleven, Inc.), Plexus Financial Services and CITGO Petroleum Corporation, where he served as President. Mr. Susser is a director and member of the Audit Committee and Executive Committee of Alberto-Culver Company, a manufacturer and marketer of personal care and household brands. Mr. Susser previously has served on the board of directors of Garden Ridge Pottery and Computer Craft, Inc. Sam J. Susser is the father of Sam L. Susser, our President and Chief Executive Officer and a director.

DAVID P. ENGEL Age 58; Director, Audit Committee	Mr. Engel has served as a member of our Board of Directors since September 2007. Mr. Engel has been the principal of Corpus Christi-based Engel and Associates, LLC, since 1999 which provides business management consulting services to public and private companies in the areas of financial performance improvement, acquisitions and divestitures. Prior to joining Engel and Associates, LLC, Mr. Engel was president of Airgas Southwest, Inc. and was CEO, president and owner of Welders Equipment Company. Mr. Engel serves on the board of directors of several privately held companies.

Our Board has no reason to believe that the persons named above as nominees will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, proxies voted for that nominee may be voted with discretionary authority for a substitute or substitutes as shall be designated by our Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES.

Continuing Directors

The following describes current members of our board of directors whose terms will continue beyond the Meeting.

Name, Age, Position and Committee Memberships	Class (Term Expiration)	Term of Office and Business Experience
ARMAND S. SHAPIRO Age 67; Director, Audit Committee (Chair), Compensation Committee, Nominating and Corporate Governance Committee	I (2010)	Mr. Shapiro has served as our director since 1997 and also chairs the audit committee. Mr. Shapiro serves as a business consultant/mentor to chief executive officers of private companies to develop strategies to improve growth and profitability of the company. He served from October 2001 through January 2006 on the board of directors of Bindview Development Corporation, then a publicly traded corporation that provided software for proactively managing information technology security compliance operations. Mr. Shapiro was the Chairman and Chief Executive Officer of Garden Ridge Corporation from 1990 until June 1999. During the 1980’s, Mr. Shapiro also served as President, a member of the executive management team, and a director of Computer Craft, Inc., then a publicly traded retailer of computer products. He was previously a partner and Chief Operating Officer of Modern Furniture Rentals, Inc., a family-owned and operated business. Mr. Shapiro is a graduate of Renesselaer Polytechnic Institute and has served as an officer in the United States Army.

SAM L. SUSSER Age 45; President, Chief Executive Officer and Director	I (2010)	Mr. Susser has served as our President and Chief Executive Officer since 1992 and as a director since 1988. From 1988 to 1992, Mr. Susser served as our General Manager and Vice President of Operations. From 1985 through 1987, Mr. Susser served in the corporate finance division and the mergers and acquisitions group with Salomon Brothers Inc, an investment bank. Mr. Susser currently serves as a director of a number of charitable, educational and civic organizations. Sam L. Susser is the son of Sam J. Susser, who is also a member of Susser Holdings Corporation’s Board of Directors.

WILLIAM F. DAWSON, Jr. Age 44; Director	II (2011)	Mr. Dawson has been a partner at Wellspring Capital Management LLC, a private equity firm, since 2001 and has served as a member of our Board of Directors since December 2005. Mr. Dawson previously chaired the middle-market buyout group at J.H. Whitney & Co., a private equity firm, and, from 1986 until 2000, was with Donaldson, Lufkin & Jenrette Securities Corporation, an investment bank, where he most recently served as Managing Director. Mr. Dawson serves on several private company boards controlled by Wellspring.

JERRY E. THOMPSON Age 59; Director, Nominating and Corporate Governance Committee (Chair), Compensation Committee, Audit Committee	II (2011)	Mr. Thompson has served as a member of our board of directors since May 2006. Mr. Thompson is President and Chief Executive Officer of the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership operating in segments including refined petroleum products, liquified petroleum gases and petrochemical transportation and storage. Mr. Thompson joined TEPPCO in April 2006 after a 35-year career with CITGO Petroleum Corporation. At the time of his retirement from CITGO in March 2006, Mr. Thompson had served as Chief Operating Officer of CITGO since 2003 and had served as Senior Vice President since 1998. Mr. Thompson also serves on the board of Texas Eastern Products Pipeline Company, LLC.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

General

The following table presents fees for audit services rendered by Ernst & Young LLP (“Ernst & Young”) for the audit of our annual consolidated financial statements for fiscal 2008 and fiscal 2007, and fees billed for services rendered by Ernst & Young during the same periods.

	Fiscal 2008	Fiscal 2007
Audit Fees	$941,160	$1,102,778
Audit-Related Fees	255,603	166,036
Tax Fees	90,000	100,000
All Other Fees	—	—

Total	$1,286,763	$1,368,814

Fees for audit services billed or expected to be billed related to both years consisted of:

•	Audit of our annual financial statements ($742,438 in 2008 and $871,774 in 2007)

•	Reviews of our interim financial statements

•	Comfort letters, consents and other services related to SEC matters

Fees for audit-related services provided during fiscal 2007 and 2008 consisted of fees for due diligence services, SEC registration statements and consultations with Susser management on various accounting matters.

Fees for tax services provided during fiscal 2007 and 2008 consisted of fees for tax preparation and tax planning.

In considering the nature of services provided by Ernst & Young, the audit committee determined that such services are compatible with the provisions of independent audit services. The audit committee discussed these services with Ernst & Young and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Policy for Approval of Audit and Non-audit Services

Our audit committee charter requires that all services provided by our independent public accountants, both audit and non-audit, must be pre-approved by the audit committee. The pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service.

In determining whether to approve a particular audit or permitted non-audit service, the audit committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountants. The audit committee will also consider whether the independent public accountants are best positioned to provide the most effective and efficient service to us and whether the service might be expected to enhance our ability to manage or control risk or improve audit quality.

We became subject to the rules of the Securities and Exchange Commission relating to qualification of accountants, including provisions regarding pre-approval of audit and non-audit services, on October 18, 2006, the effective date of our registration statement for our initial public offering. All audit and non-audit services provided by our independent public accountants after that point in time were pre-approved by our audit committee.

Audit Committee Report

In the performance of its oversight function, the audit committee has met and held discussions with management, who represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee has reviewed and discussed the consolidated financial statements with both management and the independent public accountants. The audit committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

Our independent public accountants also provided to the audit committee the written disclosures and the letter required by the current version of Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed their independence with the independent public accountants. In connection with that, the audit committee has considered whether the provision of non-auditing services (and the aggregate fees billed for these services) in fiscal 2008 by Ernst & Young LLP to us is compatible with maintaining the independent public accountants’ independence.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Management is responsible for our internal control over financial reporting and the financial reporting process. Our independent public accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes, including our system of internal control over financial reporting and the preparation of our consolidated financial statements, and members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent public accountants. The audit committee also hires and sets the compensation for our independent public accountants.

The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and the independent public accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the audit committee charter, the audit committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended December 28, 2008, be included in our Annual Report on Form 10-K filed with the SEC. The audit committee also retained Ernst & Young LLP as our independent public accountants for the 2009 fiscal year.

Audit Committee

Armand S. Shapiro (Chair)

David P. Engel

Jerry E. Thompson

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors is solely responsible for selecting our independent public accountants. The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2009. Although shareholder approval is not required to appoint Ernst & Young as our independent public accountants, we believe that submitting the appointment of Ernst & Young to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment, the appointment will be reconsidered by the audit committee. The proxy will be voted as specified, and if no specification is made, the proxy will be cast “FOR” this proposal.

During our fiscal year ended December 28, 2008, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their opinion.

The audit report of Ernst & Young on our consolidated financial statements for the years ended December 31, 2006, December 30, 2007 and December 28, 2008, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

Representatives of Ernst & Young will be present at the Meeting and available to answer shareholder questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR FISCAL YEAR 2009.

OTHER MATTERS

Other Business

We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the shareholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Certain Relationships and Related Party Transactions

Leasing Transactions.    We lease eleven of our convenience stores and two of our dealer locations from related parties, including: Sam L. Susser, our President and Chief Executive Officer and a director; Sam J. Susser, a director; Jerry Susser; and various entities affiliated with Sam L. Susser, Sam J. Susser and members of their immediate families. In connection with the leasing of these properties, we made rental payments during the previous fiscal year to the persons set forth below and in the amounts set forth opposite such person’s name.

Lessor	Fiscal 2008
Sam L. Susser	$150,788
Susser Holdings II, L. P. (1)	1,568,062
McPherson Street Partners, L.P. (2)	39,000
Susser Company, Ltd. (3)	189,000
Sam J. Susser	26,400
S. J. Susser Family Partnership, L.P. (4)	169,999

(1)	Susser Holdings II, L.P. is wholly owned by Sam L. Susser.
(2)	Sam L. Susser owns a 45.0% interest in McPherson Street Partners, L.P.
(3)	Sam J. Susser and Jerry Susser each own a 7.41% general partner interest in Susser Company, Ltd. Stripes LLC, our indirect subsidiary, owns the remaining 85.18% limited partnership interest. No distribution shall be made to Sam J. Susser or Jerry Susser and voting rights have been assigned to Stripes LLC.
(4)	Sam J. Susser and his spouse, Pat Susser, each own a 48% limited partnership interest in the S.J. Susser Family Partnership, L.P; Sam L. Susser, Sherry Thum and Steven Susser each own a 1.0% limited partnership interest and SJS Management LLC, which is 100% owned by Sam J. Susser and Pat Susser, owns a 1% general partnership interest.

Generally, we have the option to renew these leases. We believe the lease and renewal rates for such leased properties are no less favorable to us than we could have obtained in an arm’s length transaction.

Use of Private Aircraft.    Sam L. Susser owns an aircraft that we use for business purposes in the course of our operations. In 2008, we paid Mr. Susser a fee of $2,250 per flight hour, plus the cost of pilots and their related expenses. We made payments to Sam L. Susser totaling $0.4 million in 2008. We recently entered into a new agreement with Mr. Susser whereby we will reimburse Mr. Susser at a rate of up to $1,950 per flight hour, but separately contract and pay for the cost of pilots, fuel and other expenses directly. Based on current market rates for chartering of private aircraft, we believe that the terms of this arrangement are no worse than we could obtain in an arm’s length transaction.

Employment of Jerry Susser.    Jerry Susser acts as Vice President of Real Estate for us and, for services performed during 2008, received annual compensation of $146,031 and a bonus of $56,040. Mr. Susser is the brother of Sam J. Susser, one of our directors, and an uncle of Sam L. Susser, our President and Chief Executive Officer.

Susser Company Ltd.    Our subsidiary, Susser Company Ltd., a Texas limited partnership, is 85.18% owned by its limited partner, Stripes LLC, 7.41% owned by its general partner, Sam J. Susser, and 7.41% owned by its general partner, Jerry Susser. Sam J. Susser and Jerry Susser have agreed that they have no right to distributions from Susser Company Ltd. and no management or voting control and have given their proxy for all partnership matters to Stripes LLC.

Policy Regarding Transactions with Affiliates.    Our audit committee reviews and pre-approves all related party transactions as required by the rules of the NASDAQ Global Market and in accordance with the provisions of our written audit committee charter.

Registration Rights.    In connection with our IPO, the holders of approximately 9,349,162 shares of common stock, including Wellspring, Sam L. Susser and members of senior management, were provided certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreement between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of such common stock therein. Additionally, these holders are also entitled to certain demand registration rights pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock. Each of Wellspring and Sam L. Susser has two demand registration rights. We are not required to effect a demand registration (1) if we have effected a demand registration in the preceding six months, (2) during the period starting 45 days prior to our good faith estimate of the filing date of, and ending 90 days after the effective date of, a company-initiated registration on which our stockholders can piggyback, or (3) in some cases if it would require premature disclosure. Under these registration rights, the underwriters of an offering may limit the number of shares included in the registration, but in the case of piggyback registration the amount of securities requested to be included cannot be reduced below 25% of the total amount of securities included in such registration. All of these stockholders have agreed that in connection with any public offering of common stock, if requested by us and a managing underwriter, they will not, without the consent of us and the managing underwriter, sell their shares of common stock for up to 180 days (365 days in the case of shares controlled by Sam L. Susser) after the date of the related prospectus.

Section 16(a) Beneficial Ownership Reporting Compliance

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than 10 percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2008, except that one Form 4 required to be filed by William Dawson was filed after the expiration of the filing deadline.

2010 Annual Meeting

Any shareholder who wants to present a proposal at the 2010 annual meeting of shareholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 18, 2009 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the shareholders at an annual meeting, a shareholder must give timely written notice thereof. To be timely for the 2010 annual meeting of shareholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 90 days and not more than 120 days prior to May 19, 2010. However, if the 2010 annual meeting of shareholders is advanced by more than 30 days, or delayed by more than 30 days, from May 19, 2010, then the notice must be delivered not later than the close of business on the tenth day following the earlier of the day on which notice of the meeting is first mailed or public announcement of the date of the meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing we make under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” (to the extent permitted by the applicable rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

By order of the Board of Directors,

E.V. Bonner, Jr.
Executive Vice President, Secretary and General Counsel

SUSSER Holdings Corporation

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Electronic Voting Instructions

You can vote by internet or telephone!

Available 24 hours a day, or 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the internet or telephone must be received by

1:00 a.m., Central Time, on May 19, 2009.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com/suss

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold

01 - Bruce W. Krysiak

02 - Sam J. Susser

03 - David P. Engel

For Against Abstain

2. Ratification of the Appointment of Ernst & Young LLP as

Susser’s Independent Registered Public Accounting Firm

for 2009.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

I (we) hereby revoke all proxies previously given to vote at the meeting or any adjournments thereof and acknowledge receipt of the Notice of Annual Meeting and Proxy Statement. If Shares are held by joint tenants, or as community property, all holders must sign. If signing for a corporation or partnership or as agent, attorney of fiduciary, indicate full title or capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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